Exhibit 99.2

GSR V ACQUISITION CORP.

AUDIT COMMITTEE CHARTER

I.	Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of GSR V Acquisition Corp. (the “Company”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

The Committee’s responsibilities are limited to oversight. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing and reviewing those financial statements.

II.	Composition

The Committee must consist of at least three directors, subject to any available exception. Each Committee member must satisfy the independence requirements of the Nasdaq Stock Market LLC (“Nasdaq”) and the more rigorous independence rules for members of the Audit Committee issued by the Securities and Exchange Commission (the “SEC”), subject in each case to applicable transition provisions or exceptions. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee must be an “audit committee financial expert” as defined under SEC rules.

Committee members may be removed from the Committee, with or without cause, by the Board. Unless a Chair is designated by the Board, the Committee may designate a Chair by majority vote of the full Committee membership.

III.	Meetings, Procedures and Authority

The Committee must meet at least once during each fiscal quarter. The Committee must meet separately, periodically, with management, the internal auditor (or other personnel responsible for the internal audit function), if any, and the independent auditor.

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s Amended and Restated Memorandum and Articles of Association that are applicable to the Committee.

The Committee may retain any independent counsel, experts or advisors that the Committee believes to be necessary or appropriate. The Company must provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, the Company’s Amended and Restated Memorandum and Articles of Association and applicable Nasdaq rules.

The Committee may conduct or authorize investigations into any matters within the scope of the duties and responsibilities delegated to the Committee.

IV.	Duties and Responsibilities

Interaction with the Independent Auditor

1. Appointment and Oversight. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company (including resolution of any disagreements between Company management and the independent auditor or other registered public accounting firm regarding financial reporting), and the independent auditor and each such other registered public accounting firm must report directly to the Committee.

2. Preapproval of Audit and Non-Audit Services. The Committee must pre-approve any audit and non-audit service provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Committee or if such service falls within available exceptions under SEC rules. Other than with respect to the annual audit of the Company’s consolidated financial statements, the Chair of the Committee is authorized to pre-approve other audit services and non-audit services provided to the Company by the independent auditor on behalf of the Committee and each such pre-approval decision will be presented to the full Committee at its next scheduled meeting.

3. Annual Report on Independence. The Committee must ensure that the independent auditor prepares and delivers, at least annually, a written statement delineating all relationships between the independent auditor and the Company, must actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor, and, if the Committee determines that further inquiry is advisable, must take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

Annual Financial Statements and Annual Audit

4. Audit Problems. The Committee must discuss with the independent auditor any audit problems or difficulties and management’s response.

5. Form 10-K Review. The Committee must review and discuss with management and the independent auditor the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

6. Audit Committee Report. The Committee must provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

Quarterly Financial Statements

7. Form 10-Q Review. The Committee must review and discuss with management and the independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other Duties and Responsibilities

8. Review of Earnings Releases. The Committee must discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

9. Risk Assessment and Risk Management. The Committee must discuss the Company’s policies with respect to risk assessment and risk management and oversee the management of the Company’s financial risks and information technology risks, including cybersecurity and data privacy risks. The Committee must discuss with management the steps management has taken to monitor and control these risks.

10. Hiring of Independent Auditor Employees. The Committee must set clear hiring policies for employees or former employees of the Company’s independent auditor.

11. Complaint Procedures. The Committee must establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

12. Review of Internal Control Over Financial Reporting. The Committee must review and discuss with management and the independent auditor the adequacy of the Company’s internal control over financial reporting (“ICFR”) and any steps management has taken to address material weaknesses in ICFR.

13. Review of Related Person Transactions. The Committee will periodically review the Company’s policies and procedures for reviewing and approving “related person transactions” as defined by Item 404 of Regulation S-K and approve or recommend to the Board any changes to such policies and procedures. In accordance with any Company policy and procedure and the Nasdaq rules, the Committee will review and, if appropriate, approve related person transactions and oversee such transactions on an ongoing basis.

14. Review of Code of Business Conduct and Ethics. The Committee must periodically consider and discuss with management and the independent auditor the Company’s Code of Business Conduct and Ethics (the “Code”) and the procedures in place to enforce the Code. The Committee must also consider and discuss and, as appropriate, grant requested waivers from the Code brought to the attention of the Committee; provided that the Committee may defer any decision with respect to any waiver to the Board.

15. Reports to the Board of Directors. The Committee must report regularly to the Board regarding the activities of the Committee.

16. Committee Self-Evaluation. The Committee must periodically perform an evaluation of the performance of the Committee.

17. Review of this Charter. The Committee must annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

V.	Delegation of Duties

In fulfilling its responsibilities, the Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

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